QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

[ROPES & GRAY LLP LETTERHEAD]

December 24, 2003

Microvision, Inc.
19910 North Creek Parkway
Bothell, WA 98011

Re:
Post-Effective Amendments Nos. 1 to Registration Statements on Form S-3 (Registration Nos. 333-76395, 333-79753, 333-81311, 333-84587, 333-89257, 333-33612, 333-69652, 333-76432, and 333-102244)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statements (the "Registration Statements") of Microvision, Inc., a Delaware corporation (the "Company") filed with the Securities and Exchange Commission under the Securities Act of 1933.

We have acted as counsel for the Company in connection with the adoption by the Company of the Registration Statements in connection with the Company's reincorporation in the State of Delaware. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that (i) the shares of the Company's Common Stock, par value $0.001 per share (the "Common Stock") that remain available for issuance by the Company, including the shares of Common Stock (collectively, the "Shares") that remain available for issuance upon exercise of any warrants issued under the Registration Statements (the "Warrants") have been duly authorized and, when issued and delivered against payment therefore in accordance with the terms of the Warrants or such other terms approved by the board of directors will be validly issued, fully paid and nonassessable and (ii) the shares of Common Stock offered by the selling shareholders listed in the Registration Statements are, or upon exercise or conversion of securities exercisable for or converted into Common Stock in accordance with their terms will be, validly issued, fully paid and nonassessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statements and to the use of our name therein. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933.

This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statements are in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

QuickLinks

  Exhibit 5.1